Patrick J. Unzicker Joins Roadrunner as Executive Vice President and Chief Financial Officer Downers Grove, IL (BUSINESS WIRE) — September 9, 2019 – Roadrunner Transportation Systems, Inc. (“Roadrunner” or the “company”) (NYSE: RRTS), a leading asset-right transportation and asset-light logistics service provider, today announced that Patrick (Pat) J. Unzicker has joined the company as executive vice president and chief financial officer. Unzicker served Adtalem Global Education (NYSE: ATGE, formerly DeVry Education Group) in Chicago for the past 13 years, most recently as senior vice president, chief financial officer and treasurer. His 26 years of financial leadership experience also includes management positions with increasing scope and responsibilities with Whitehall Jewelers, Inc., Galileo International and Ryerson, Inc. He began his career at Price Waterhouse LLP in Chicago. Unzicker received a BBA degree from Loyola University of Chicago and is a Certified Public Accountant. “We are pleased to welcome Pat to the Roadrunner management team. His deep public-company finance and accounting experience and expertise in capital markets, strategic planning and analysis, capital allocation, M&A and financial system implementation will be an asset to our company as we continue to execute on our business strategies,” said Curt Stoelting, Chief Executive Officer of Roadrunner. About Roadrunner Transportation Systems, Inc. Roadrunner Transportation Systems is a leading asset-right transportation and asset-light logistics provider offering a full suite of services and solutions under the Roadrunner®, Active On-Demand® and Ascent Global Logistics® brands. The Roadrunner brand offers less-than-truckload, over-the-road truckload and intermodal services. Active On-Demand offers premium mission critical air and ground logistics solutions. Ascent Global Logistics offers domestic freight management, retail consolidation, international freight forwarding and customs brokerage. For more information, please visit Roadrunner’s websites, www.rrts.com and www.ascentgl.com. ### Contact: Reputation Partners Marilyn Vollrath 414-376-8834 ir@rrts.com